Exhibit 5.1

Our ref: YCU/810962-000001/33826175v2

VS MEDIA Holdings Limited

Kingston Chambers

PO Box 173

Road Town

Tortola, VG1110

British Virgin Islands

11 December 2025

Dear Sirs

VS MEDIA Holdings Limited (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”) related to the reservation for issuance of 5,450,000 Class A ordinary shares of no par value of the Company (the “Shares”), authorised for issuance pursuant to the Company’s Amended and Restated 2023 Equity Incentive Plan (the “Plan”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 10 December 2025, including the Company’s Certificate of Incorporation and its amended and restated memorandum and articles of association as registered on 25 October 2022 (the “Memorandum and Articles”).

1.2	The records of proceedings available from a search in respect of the Company of the electronic records maintained on the Judicial Enforcement Management System and the E-Litigation Portal from 1 January 2000 and available for inspection on 10 December 2025 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.3	The written resolutions of the board of directors of the Company dated 26 November 2025 (the “Resolutions”).

1.4	A certificate of incumbency dated 11 December 2025, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 11 December 2025 (the “Certificate of Good Standing”).

1.6	A certificate from a director of the Company (the “Director’s Certificate”) (a copy of which is appended to this opinion at Appendix A).

1.7	The Registration Statement.

1.8	The Plan.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent’s Certificate, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Where a document been provided to us in draft or undated form, they will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of the Plan marked to show changes to a previous draft, all such changes have been accurately marked.

2.2	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.3	All signatures, initials and seals are genuine.

2.4	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.5	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Shares.

2.6	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

2

2.7	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Plan.

2.8	No monies paid to or for the account of any party under the Plan represents or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act (As Revised)).

2.9	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

2.10	The Company has received, or will receive, cash consideration or non-cash consideration (the “Consideration”) in consideration for the issue of the Shares, and that:

(a)	none of the Shares have been, or will be, issued for less than their par value; and

(b)	to the extent that any Shares are, or will be, issued, in whole or in part, for non-cash consideration, the value of the non-cash consideration and cash consideration, if any, is not less than the amount to be credited for such Shares,

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (As Revised), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The Shares to be offered and issued by the Company pursuant to the provisions of the Plan, have been duly authorised for issue, and when issued by the Company pursuant to the provisions of the Plan for the consideration fixed thereto and duly registered in the Company’s register of members, will be validly issued and (assuming that all of the Consideration is received by the Company) will be fully paid and non-assessable, provided that, to the extent that any Shares are to be issued, in whole or in part, for non-cash consideration, the Company passes a resolution of directors in respect of such Shares stating:

(a)	the amount to be credited for the issue of such Shares; and

(b)	that, in their opinion, the present cash value of the non-cash consideration and cash consideration, if any, is not less than the amount to be credited for such Shares.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid, and certain statutory filings and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law. As a consequence of a failure to pay annual filing fees, or to make certain filings or returns, on time, or to demonstrate compliance with certain statutory economic substance requirements where relevant, the Company may be liable to be struck off the register of companies and dissolved.

3

4.2	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Plan or the Registration Statement.

4.3	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.4	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

We express no view as to the commercial terms of the Plan or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

Yours faithfully

Maples and Calder (Hong Kong) LLP

4

Appendix A

Director’s Certificate

5

Director’s Certificate

November 26, 2025

To:	Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road
Wanchai, Hong Kong

Dear Sirs

VS MEDIA Holdings Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on 25 October 2022 remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The Company is authorised to issue an unlimited number of Class A ordinary shares of no par value and Class B ordinary shares of no par value.

4	The shareholders of the Company (the “Shareholders”) have not restricted or limited the powers of the directors of the Company in any way.

5	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows:

Ho Ling, Honnus Cheung

Liqian Liao

Nga Fan Wong

Rose Ellen Steinberg

6	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate was prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) (duly convened in accordance with the memorandum and articles of the Company then in effect) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

7	The Company has not created any charges over any of its property or assets.

8	Prior to, at the time of, and immediately following the implementation of the Plan the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Plan relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the Plan for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

6

9	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

10	Each director of the Company considers the transactions contemplated by the Plan to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors and/or the Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

12	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

13	The Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

14	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

[Signature page follows]

7

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/Wong Nga Fan
Name:	Wong Nga Fan
Title:	Director

8